Exhibit 4.1

EXECUTION VERSION

FOURTH SUPPLEMENTAL INDENTURE

Dated as of November 28, 2017

To

INDENTURE

Dated as of January 24, 2013

7.25% SENIOR NOTES DUE 2027

JMP GROUP INC.,

As the Company,

JMP GROUP LLC
and
JMP INVESTMENT HOLDINGS LLC,

As Guarantors,

and

U.S. BANK NATIONAL ASSOCIATION

As Trustee

TABLE OF CONTENTS

i

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of November 28, 2017, among JMP Group Inc., a Delaware corporation (the “Company”), JMP Group LLC, a Delaware limited liability company, and JMP Investment Holdings LLC, a Delaware limited liability company (together with JMP Group LLC, the “Guarantors”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

RECITALS

A.     The Company has executed and delivered to the Trustee an indenture, dated as of January 24, 2013 (the “Base Indenture”) providing for the issuance from time to time of one or more series of the Company’s debentures, notes or other evidences of indebtedness.

B.     The Company desires and has requested the Trustee pursuant to Section 9.1 of the Base Indenture to join with it in the execution and delivery of this Fourth Supplemental Indenture in order to supplement the Base Indenture (together with the Fourth Supplemental Indenture, the “Indenture”) as and to the extent set forth herein to provide for the issuance and the terms of the Notes.

C.     The execution and delivery of this Fourth Supplemental Indenture has been duly authorized by the respective board of directors or equivalent bodies of the Company and the Guarantors.

D.     Concurrent with the execution hereof, the Company has caused to be delivered to the Trustee an Opinion of Counsel and an Officer’s Certificate (both as defined in the Base Indenture) pursuant to Sections 1.2 and 9.3 of the Base Indenture.

E.     All conditions and requirements necessary to make this Fourth Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, the Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 7.25% Senior Notes due 2027 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.1     Relationship With Base Indenture. The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Fourth Supplemental Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Fourth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Fourth Supplemental Indenture, the provisions of this Fourth Supplemental Indenture will govern and be controlling in respect of the Notes.

The Trustee accepts the amendment of the Base Indenture effected by this Fourth Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in this Fourth Supplemental Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture.

Section 1.2     Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth in the Base Indenture. The following terms have the meanings given to them in this Section 1.2 only for purposes of this Fourth Supplemental Indenture:

“Additional Notes” has the meaning assigned to such term in Section 2.2 hereof.

“Base Indenture” has the meaning set forth in the recitals to this Fourth Supplemental Indenture, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“DTC” has the meaning assigned to such term in Section 2.1(c) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Global Notes” means, individually and collectively, each of the Global Notes, in the form of Exhibit A hereto issued in accordance with Section 2.1 hereof.

“Guarantee” means the guarantee by the Guarantors as described in Section 10.1 hereof.

“Guarantors” has the meaning assigned to it in the recitals to this Fourth Supplemental Indenture.

“Indenture” means the Base Indenture, as supplemented by this Fourth Supplemental Indenture, governing the Notes, together, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Initial Notes” means the first $50,000,000 aggregate principal amount of Notes issued under this Fourth Supplemental Indenture on the date hereof at a price equal to 100% of the aggregate principal amount thereof.

“Notes” has the meaning assigned to it in the recitals to this Fourth Supplemental Indenture.

“Prospectus” means the Prospectus dated April 28, 2017, as supplemented by the Prospectus Supplement dated November 20, 2017, pursuant to which the Notes were offered.

“SEC” means the Securities and Exchange Commission.

“Significant Subsidiary” has the meaning assigned to such term in Regulation S-X under the Exchange Act.

“Fourth Supplemental Indenture” means this Fourth Supplemental Indenture, dated as of the date hereof, by and between the Company, the Guarantors and the Trustee, governing the Notes, as amended, supplemented or otherwise modified from time to time in accordance with the Base Indenture and the terms hereof.

ARTICLE 2

THE NOTES

Section 2.1     Form and Dating. (a) The Notes and the Trustee’s certificate of authentication included thereon will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. Each Note shall have an executed notation of Guarantee from each of the Guarantors existing on the issue date endorsed thereon substantially in the form of Exhibit B. The Notes will be issued in registered form, without interest coupons, in denominations of integral multiples of $25 principal amount.

The terms and provisions contained in the Notes and the Guarantee will constitute, and are hereby expressly made, a part of this Fourth Supplemental Indenture, and the Company, the Guarantors and the Trustee, by their execution and delivery of this Fourth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. To the extent any provision of this Fourth Supplemental Indenture or any Note conflicts with the express provisions of the Base Indenture, the provisions of this Fourth Supplemental Indenture or the Notes, as the case may be, will govern and be controlling.

(b)     Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including, with respect to any Global Note, the Global Note Legend thereon, and having an executed notation of Guarantee from each of the Guarantors endorsed thereon), and will be issued in permanent form. Each Note will represent such of the Outstanding Notes as will be specified therein and each will provide that it will represent the aggregate principal amount of Outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of Outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Note to reflect the amount of any increase or decrease in the aggregate principal amount of Outstanding Notes represented thereby will be made by the Trustee or the custodian of the Notes, at the direction of the Trustee, in accordance with written instructions given by the Holder thereof as required by Section 2.2 hereof. The Trustee shall reflect any increase in the principal amount of any Global Note in an amount equal to such increase on the schedule attached to such Global Note.

(c)     The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(d)     The Company initially appoints U.S. Bank National Association to act as Paying Agent with respect to the Notes.

(e)     The Notes shall not be:

(i)     exchangeable for nor convertible into the common stock of the Company or any other security;

(ii)     secured by any collateral; or

(iii)     issuable upon the exercise of warrants.

(f)     Both Section 4.2(2) of the Indenture relating to defeasance and Section 4.2(3) of the Indenture relating to covenant defeasance shall be applicable to the Notes.

(g)     The Company will not pay additional amounts on Notes held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted.

Section 2.2     Issuance of Additional Notes. The Company will be entitled, upon delivery of an Officer’s Certificate and an Opinion of Counsel, to issue Additional Notes under the Base Indenture and this Fourth Supplemental Indenture on the same terms and conditions as the Initial Notes issued on the date hereof, other than with respect to the date of issuance, the issue price and interest accrued prior to the issue date (“Additional Notes”), and with the same CUSIP number as the Initial Notes, provided that such Additional Notes constitute part of the same issue as the Initial Notes for U.S. federal income tax purposes. The Initial Notes issued on the date hereof and any Additional Notes issued will be treated as a single class for all purposes under this Fourth Supplemental Indenture.

With respect to any Additional Notes, the Company will set forth in a resolution of its Board of Directors and an Officer’s Certificate, a copy of each which will be delivered to the Trustee, the following information:

(a)     the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Fourth Supplemental Indenture; and

(b)     the issue price, the issue date, the initial interest payment date and the CUSIP number of such Additional Notes.

Section 2.3     Registration, Transfer and Exchange. Section 3.5 of the Base Indenture shall be amended with respect to the Notes by deleting the reference to “90 days” in clause (i) of the third paragraph thereof and replacing it with “120 days.”

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.1     Notice of Redemption; Selection of Notes. The Company will send, or cause to be sent, notice of any redemption at least 30 days but not more than 60 days before the date of redemption to each Holder of the Notes to be redeemed setting forth the information to be stated in such notice as provided in Section 11.4 of the Base Indenture. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee deems to be fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

Section 3.2     Optional Redemption. The Company may, at its option, at any time and from time to time, on or after November 28, 2020, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date of redemption. The Trustee shall reflect any decrease in the principal amount of any Global Note in an amount equal to such decrease on the schedule attached to such Global Note.

Section 3.3     Mandatory Redemption. The Company is not obligated to redeem or purchase any of the Notes pursuant to any sinking fund or analogous provision or at the option of any Holder.

ARTICLE 4

THE SECURITIES

Section 4.1     Dates and Methods to Be Established. Section 3.1(5) of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“(5)     the date or dates and methods or methods by which principal on the Securities is payable;”

ARTICLE 5

DEFEASANCE AND COVENANT DEFEASANCE

Section 5.1     Defeasance and Covenant Defeasance. Section 4.2 of the Base Indenture shall be amended by amending and restating subclause (3) thereof in its entirety with respect to the Notes as follows:

“(3)     Upon the Company’s exercise of the above option applicable to this Section 4.2(3) with respect to any Securities of or within a series, the Company shall be released from its obligations to comply with any term, provision or condition under Section 8.1 with respect to such Securities (and, to the extent specified pursuant to Section 3.1, any other restrictive covenant added for the benefit of such Securities) on and after the date the conditions set forth in clause (4) of this Section 4.2 are satisfied (hereinafter, “covenant defeasance”), and such Securities shall thereafter be deemed to be not “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with any such covenant, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such covenant defeasance means that, with respect to such Outstanding Securities, the Company may omit to comply with, and shall have no liability in respect of, any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any covenant or by reason of reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a default or an Event of Default under Section 5.1(3) or Section 5.1(4), and the occurrence of any event described in Section 5.1(5) shall not be deemed to be an Event of Default with respect to the Notes; provided, however, that except as specified above, the remainder of this Indenture and such Securities shall be unaffected thereby; provided further, that the obligations of the Company with respect to the payment of Additional Amounts, if any, on such Securities as contemplated by Section 10.4 shall remain unsatisfied only to the extent that the Additional Amounts payable with respect to such Securities exceed the amount deposited in respect of such Additional Amounts pursuant to Section 4.2(4)(a) below; provided further, that notwithstanding a covenant defeasance with respect to Section 8.1, any Person to whom a sale, assignment, transfer, lease, conveyance or other disposition is made pursuant to Section 8.1, shall as a condition to such sale, assignment, transfer, lease, conveyance or other disposition, assume by an indenture supplemental hereto in form satisfactory to the Trustee, executed by such successor Person and delivered to the Trustee, the obligations of the Company to the Trustee under Section 6.7 and the second to the last paragraph of Section 4.2.”

ARTICLE 6

REMEDIES

Section 6.1     Events of Default. Section 5.1 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 5.1     Events of Default.

“Event of Default,” wherever used herein with respect to the Notes, means any one of the following events:

(1)     failure by the Company to pay the principal of any Note when due, whether at maturity, upon redemption or otherwise;

(2)     failure by the Company to pay an installment of interest on any Note when due, if the failure continues for 30 days after the date when due;

(3)     failure by the Company to comply with its obligations under Section 8.1 of this Indenture;

(4)     failure by the Company or any Guarantor to comply with any other term, covenant or agreement applicable to it contained in the Notes or the Indenture, if failure is not cured within 60 days after notice to the Company or such Guarantor, as applicable, by the Trustee or to the Trustee and the Company or such Guarantor, as applicable, by Holders of at least 25% in aggregate principal amount of the Notes then Outstanding;

(5)     a default by the Company, any Guarantor or any of their respective Significant Subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $10.0 million or more, or acceleration of the Company’s, any Guarantor’s or any of their Significant Subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable;

(6)     failure by the Company, any Guarantor or any of their respective Significant Subsidiaries, within 30 days, to pay, bond or otherwise discharge any final, non-appealable judgments or orders for the payment of money the total uninsured amount of which for the Company, such Guarantor or any of their Significant Subsidiaries exceeds $10.0 million, which are not stayed on appeal;

(7)     a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Company, any Guarantor or any of their respective Significant Subsidiaries or any group of Subsidiaries of the Company or any Guarantor that, taken together, would constitute a Significant Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking liquidation or reorganization of the Company, any Guarantor or any of their respective Significant Subsidiaries or any group of Subsidiaries of the Company or any Guarantor that, taken together, would constitute a Significant Subsidiary under any applicable bankruptcy, insolvency, reorganization or other similar law, and such decree or order shall have continued unvacated and unstayed for a period of 90 days; an involuntary case shall be commenced under any applicable bankruptcy, insolvency, reorganization or other similar law in respect of the Company, any Guarantor or any of their respective Significant Subsidiaries or any group of Subsidiaries of the Company or any Guarantor that, taken together, would constitute a Significant Subsidiary and shall continue undismissed for a period of 90 days or an order for relief in such case shall have been entered and such order shall have remained in force unvacated and unstayed for a period of 90 days; or a decree or order of a court having jurisdiction in the premises shall have been entered for the appointment on the ground of insolvency or bankruptcy of a receiver, custodian, liquidator, trustee or assignee in bankruptcy or insolvency of the Company, any Guarantor or any of their respective Significant Subsidiaries or any group of Subsidiaries of the Company or any Guarantor that, taken together, would constitute a Significant Subsidiary or of such Person’s or Persons’ property, or for the winding up or liquidation of Person’s or Persons’ affairs, and such decree or order shall have remained in force unvacated and unstayed for a period of 90 days;

(8)     the Company, any Guarantor or any of their respective Significant Subsidiaries or any group of Subsidiaries of the Company or any Guarantor that, taken together, would constitute a Significant Subsidiary shall institute proceedings to be adjudicated a voluntary bankrupt, shall consent to the filing of a bankruptcy proceeding against it, shall file a petition or answer or consent seeking liquidation or reorganization under any applicable bankruptcy, insolvency, reorganization or other similar law, shall consent to the filing of any such petition or shall consent to the appointment on the ground of insolvency or bankruptcy of a receiver or custodian or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or shall make a general assignment for the benefit of creditors; and

(9)     any Guarantor denies or disaffirms in writing its obligations under Article 10 of the Fourth Supplemental Indenture or, except as permitted by the Indenture, said obligations are determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.”

Section 6.2     References to Section 5 of the Indenture. The Base Indenture shall be amended with respect to the Notes by (a) replacing each reference to “Section 5.1(5)” appearing therein with “Section 5.1(7)” and (b) replacing each reference to “Section 5.1(6)” appearing therein with “Section 5.1(8)”. For the avoidance of doubt, such amendments shall not apply to portions of the Base Indenture that are amended and restated pursuant to this Fourth Supplemental Indenture.

Section 6.3     Acceleration of Maturity; Rescission and Annulment. Section 5.2 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 5.2     Acceleration of Maturity; Rescission and Annulment.

(a)     If an Event of Default, other than an Event of Default referred to in Section 5.1(7) or (8) above with respect to the Company (but including an Event of Default referred to in Sections 5.1(7) or (8) with respect to a Significant Subsidiary, or group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary, of the Company), has occurred and is continuing, either the Trustee, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding, by notice to the Company and the Trustee, may declare the principal of, and any accrued and unpaid interest on, all Notes to be immediately due and payable. In the case of an Event of Default referred to in Sections 5.1(7) or (8) above with respect to the Company (and not solely with respect to a Significant Subsidiary, or group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary, of the Company), the principal of, and accrued and unpaid interest on, all Notes will automatically become immediately due and payable.

(b)     Notwithstanding paragraph (a) above, for the first 360 days immediately following an Event of Default relating to (i) the Company’s failure to file with the Trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the Company’s failure to comply with its reporting obligations to the Trustee set forth under Section 7.4 of the Base Indenture, the sole remedy for any such Event of Default shall be the accrual of additional interest on the Notes at a rate per annum equal to (i) 0.25% of the outstanding principal amount of the Notes for the first 180 days following the occurrence of such Event of Default and (ii) 0.50% of the outstanding principal amount of the Notes for the next 180 days after the first 180 days following the occurrence of such Event of Default, in each case, payable quarterly at the same time and in the same manner as regular interest on the Notes. This additional interest will accrue on all outstanding Notes from, and including the date on which such Event of Default first occurs to, and including, the 360th day thereafter (or such earlier date on which such Event of Default shall have been cured or waived). In addition to the accrual of such additional interest, on and after the 360th day immediately following an Event of Default relating to such reporting obligations, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of the Notes and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable.

(c)     The Holders of a majority in aggregate principal amount of the then Outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders of such Notes, rescind or annul any declaration or acceleration and its consequences, if (i) the rescission would not conflict with any order or decree, (ii) all existing Events of Default with respect to such Notes (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived and (iii) the Company has paid or deposited with the Trustee a sum of money sufficient to pay (A) all overdue installments of interest on the Notes, (B) the principal of the Notes which have become due otherwise than by the declaration of acceleration or automatic acceleration and interest thereon at the rate or rates borne by or provided in the Notes, (C) interest upon overdue interest at the rate or rates prescribed therefor in the Notes and (D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.”

Section 6.4     Limitations on Suits. Section 5.7 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 5.7     Limitations on Suits.

No Holder of the Notes shall have any right to bring a claim with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(1)     such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

(2)     the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to pursue the claim;

(3)     if requested, such Holder or Holders have furnished the Trustee security or an indemnity reasonably satisfactory to the Trustee against any loss, liability or expense to be incurred in compliance with such request;

(4)     the Trustee for 60 days after its receipt of such notice, request and offer of security or indemnity has failed to pursue the claim, make such appointment or seek any other remedy; and

(5)     no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Notes;

it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture or the Notes to affect, disturb or prejudice the rights of any other such Holders or Holders of the Notes, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such Holders.”

Section 6.5     Waiver of Past or Existing Defaults. Section 5.13 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 5.13     Waiver of Past or Existing Defaults.

Holders of a majority in aggregate principal amount of the then Outstanding Notes by notice to the Trustee may on behalf of the Holders of all of such Notes waive an existing default or Event of Default with respect to the Notes and its consequences hereunder, except a continuing default or Event of Default with respect to such Notes in the payment of the principal of, or interest on, the Notes or a default or Event of Default in respect of any provision of this Indenture that cannot be modified or amended without the consent of the Holders of each Outstanding Note affected.

Upon any such waiver, such default or Event of Default with respect to such Notes shall cease to exist, and any Event of Default with respect to such Notes arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default with respect to such Notes or impair any right with respect to such Notes consequent thereon.”

ARTICLE 7

TRUSTEE

Section 7.1     Notice of Defaults. Section 6.3 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 6.3     Notice of Defaults.

If a default or Event of Default occurs and is continuing with respect to the Notes and if it is known by a Responsible Officer of the Trustee, the Trustee will mail to Holders of such Notes a notice of the default or Event of Default promptly but in any event within 30 days after a Responsible Officer of the Trustee has knowledge of the default or Event of Default. Except in the case of a default or Event of Default in payment of principal of or interest on any Note, the Trustee may withhold the notice if such default or Event of Default has been cured or waived or if and so long as a committee of Responsible Officers of the Trustee in good faith determines that withholding the notice is in the best interests of the Holders.”

ARTICLE 8

REPORTS BY COMPANY

Section 8.1     Reports by Company. Section 7.4 of the Base Indenture shall be amended with respect to the Notes by (a) deleting the “and” appearing at the end of subclause (3) thereof, (b) replacing the period appearing at the end of subclause (4) thereof with “; and”, (c) inserting immediately after subclause (4) thereof the following subclause (5) in its entirety as follows:

“(5)     promptly notify the Trustee upon becoming aware of the occurrence of any default or Event of Default.”

and (d) inserting immediately before the last paragraph of Section 7.4, a new paragraph to read as follows:

“Notwithstanding anything herein to the contrary, the information, documents and reports required pursuant to this Section 7.4 may, at the option of the Company, instead be those of any direct or indirect parent entity of the Company so long as such parent entity becomes a guarantor of the Notes and such parent entity and the Company comply with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision).”

ARTICLE 9

SUPPLEMENTAL INDENTURES

Section 9.1     Supplemental Indentures Without Consent of Holders. Section 9.1 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 9.1     Supplemental Indentures Without Consent of Holders.

Without the consent of any Holders of Notes, the Company (when authorized by or pursuant to a Board Resolution) and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form and substance satisfactory to the Trustee, for any of the following purposes:

(1)     to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes;

(2)     to add to the covenants of the Company or to surrender any right or power conferred on the Company pursuant to the Indenture;

(3)     to establish the form and terms of the Notes as permitted by the Indenture;

(4)     to evidence and provide for a successor Trustee under the Indenture or to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(5)     to cure any ambiguity, to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provision of the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture; provided that no such action pursuant to this clause shall adversely affect the interests of the Holders of Notes in any material respect;

(6)     to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of the Notes under the Indenture;

(7)     to add any additional events of default with respect to the Notes;

(8)     to supplement any of the provisions of the Indenture as may be necessary to permit or facilitate the defeasance and discharge of the Notes, provided that such action does not adversely affect the interests of any Holder of an Outstanding Note in any material respect;

(9)     to make provisions with respect to the conversion or exchange rights of Holders of Notes;

(10)     to pledge to the Trustee as security for the Notes any property or assets;

(11)     to add guarantees in respect of the Notes;

(12)     to provide for certificated notes in addition to or in place of Global Notes;

(13)     to qualify the Indenture under the Trust Indenture Act;

(14)     to conform the text of the Indenture or the Notes to any provision of the “Description of Notes” set forth in the Prospectus, as modified by the Prospectus Supplement, to the extent that such provision, in the good faith judgment of the Company, was intended to be a verbatim recitation of a provision of the Indenture or the Notes; or

(15)     to make any other change that does not adversely affect the rights of Holders of Notes in any material respect.

The Trustee is hereby required to join with the Company and any guarantors in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.”

Section 9.2     Supplemental Indentures With Consent of Holders. Section 9.2 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 9.2     Supplemental Indentures With Consent of Holders.

With the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes), by Act of said Holders delivered to the Company and the Trustee, the Company (when authorized by or pursuant to a Board Resolution) and the Trustee may enter into indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Notes; provided, however, that no such supplemental indenture, without the consent of the Holder of each Outstanding Note affected thereby, shall:

(1)     change the Stated Maturity of the principal of, or any interest or additional amounts on, such Notes, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or any additional amounts thereon, or change the redemption provisions or adversely affect the right of repayment at the option of the Holder, or change the place of payment or currency in which the principal of or any interest or additional amounts with respect to any Note is payable, or impair or affect the right of any Holder of Notes to institute suit for the payment after such payment is due (except a rescission and annulment of acceleration with respect to the Notes by the Holders of at least a majority in aggregate principal amount of the then Outstanding Notes of such series and a waiver of the payment default that resulted from such acceleration);

(2)     reduce the percentage of Outstanding Notes, the consent of the Holders of which is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver or reduce the quorum required for voting; or

(3)     modify any of the provisions of the sections of the Indenture relating to supplemental indentures with the consent of the Holders, waivers of past defaults or securities redeemed in part, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each Holder affected thereby.

A supplemental indenture that changes or eliminates any covenant or other provision of this Indenture that shall have been included expressly and solely for the benefit of one or more particular series of Securities, or that modifies the rights of the Holders of Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under this Indenture of the Holders of Securities of any other series.

It shall not be necessary for any Act of Holders of Securities under this Section 9.2 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

Upon the request of the Company, accompanied by a copy of a Board Resolution authorizing the execution of any such supplemental indenture, and upon the filing with the Trustee of evidence of the consent of Holders of Securities as aforesaid, the Trustee shall join with the Company and any guarantors in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.”

ARTICLE 10

GUARANTEE OF THE NOTES

Section 10.1     Guarantee of the Notes. Subject to the provisions of this Article 10, each Guarantor, jointly and severally, by execution of this Fourth Supplemental Indenture, fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety (the “Guarantee”), to each Holder of the Notes, to the extent permitted by applicable law or regulation, (i) the due and punctual payment of the principal of and interest on each Note, when and as the same shall become due and payable, whether at maturity, by acceleration, by redemption or otherwise, the due and punctual payment of interest on the overdue principal of and interest on the Notes (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and obligations under Section 6.7 of the Base Indenture), to the extent lawful, and the due and punctual payment of all other obligations (including Additional Amounts) and due and punctual performance of all obligations of the Company to the Holders of the Notes or the Trustee all in accordance with the terms of the Notes and the Indenture, and (ii) in the case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor, by execution of this Fourth Supplemental Indenture, agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any Note or the Indenture, any failure to enforce any provision of the Notes or the Indenture, any waiver, modification or indulgence granted to the Company with respect thereto by Holders of the Notes, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or such Guarantor.

Except as set forth in this Section 10.1, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation (other than as set forth in Section 10.4), impairment or termination for any reason (other than as set forth in Section 10.5), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the obligations set forth in this Section 10.1 or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holders of the Notes to assert any claim or demand or to enforce any right or remedy against the Company or any other person under the Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder; (e) the failure of any Holder of the Notes to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the obligations set forth herein, or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Article.

Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder of the Notes to any security held for payment of the obligations set forth in this Section 10.1.

Section 10.2     Waiver of Diligence, Presentment, Demand for Payment, Etc. Each Guarantor hereby waives diligence, presentment, demand for payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to any Note and the indebtedness evidenced thereby and all demands whatsoever, and covenants that the obligations of such Guarantor set forth in Section 10.1 will not be discharged as to any Note except by payment in full of the principal thereof and interest thereon. Each Guarantor hereby agrees that, as between such Guarantor, on the one hand, and the Holders of the Notes and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 5 of the Base Indenture (as modified by this Fourth Supplemental Indenture with respect to the Notes) for the purposes of the obligations of such Guarantor set forth in Section 10.1, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Article 5 of the Base Indenture (as modified by this Fourth Supplemental Indenture with respect to the Notes), such obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purpose of the obligations of such Guarantor set forth in Section 10.1.

Section 10.3     Execution and Delivery of Guarantee. To evidence its obligations set forth in Section 10.1, the Guarantor agrees that a notation thereof substantially in the form attached hereto as Exhibit B hereto may be endorsed on each Note authenticated and delivered by the Trustee. Each Guarantor hereby agrees that its Guarantee set forth in Section 10.1 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee. If an officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.4     Limitation of Guarantee. The obligations of each Guarantor as set forth in this Article 10 are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor, result in the obligations of such Guarantor hereunder not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Section 10.5     Release of Guarantors. The obligations of each Guarantor set forth in Section 10.1 will be automatically and unconditionally released and discharged following the repayment in full of all outstanding principal of the Notes and the defeasance or satisfaction and discharge of the Notes as provided in Article 4 of the Base Indenture (as modified by this Fourth Supplemental Indenture with respect to the Notes), and in such case, the Company shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, together stating that all conditions precedent herein provided for relating to such transactions have been complied with and that such release is authorized and permitted hereunder. The Trustee shall execute any documents reasonably requested by the Company or any Guarantor in order to evidence the release of such Guarantor from its obligations under this Article 3. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, interest or Additional Amount, if any, on any of the obligation set forth in Section 10.1 is rescinded or must otherwise be restored by any Holder of the Notes upon the bankruptcy or reorganization of the Company or otherwise.

Section 10.6     Waiver of Subrogation. The Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of the Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of the Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the waiver set forth in this Section 10.6 is knowingly made in contemplation of such benefits.

Section 10.7     Severability. In case any provision of this Article 10 shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

ARTICLE 11

MISCELLANEOUS

Section 11.1     Trust Indenture Act Controls. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with the duties imposed by Section 318(c) of the Trust Indenture Act, the imposed duties will control.

Section 11.2     Governing Law, Waiver of Trial by Jury. This Fourth Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state. Each of the Company and the Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes or the transactions contemplated hereby.

Section 11.3     Successors and Assigns. All covenants and agreements in this Fourth Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 11.4     Separability Clause. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.5     Counterparts. This Fourth Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The exchange of copies of this Fourth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fourth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 11.6     Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

[Signature Pages Follow]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the date first written above.

JMP GROUP INC.

By:	/s/ Raymond S. Jackson
Name: Raymond S. Jackson
Title: Chief Financial Officer

JMP GROUP LLC, as Guarantor

By:	/s/ Raymond S. Jackson
Name: Raymond S. Jackson
Title: Chief Financial Officer

JMP INVESTMENT HOLDINGS LLC, as Guarantor

By:	/s/ Raymond S. Jackson
Name: Raymond S. Jackson
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael M. Hopkins
Name: Michael M. Hopkins
Title: Vice President

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A

FORM OF FACE OF NOTE

[GLOBAL NOTE LEGEND]

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY NOTE AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS NOTE SHALL BE A GLOBAL NOTE SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

CUSIP No. 466273 109

ISIN US4662731094

JMP GROUP INC.
7.25% SENIOR NOTES DUE 2027

No.___	$_________ As revised by the Schedule of Increases or Decreases attached hereto

Interest. JMP Group Inc., a Delaware corporation (herein called the “Company”), for value received, hereby promises to pay to ___________ or registered assigns, the principal sum of Fifty Million United States dollars (U.S. $50,000,000), as revised by the Schedule of Increases or Decreases attached hereto, on November 15, 2027 and to pay interest thereon from November 28, 2017 or from the most recent interest payment date to which interest has been paid or duly provided for, quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing February 15, 2018, at the rate of 7.25% per annum, until the principal hereof is paid or made available for payment. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Method of Payment. The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture (as defined on the reverse hereof), be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the relevant record date for such interest, which shall be February 1, May 1, August 1 and November 1, as the case may be, next preceding such interest payment date.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

JMP GROUP INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication:	U.S. BANK NATIONAL ASSOCIATION, as the Trustee

By:
Authorized Signatory

FORM OF REVERSE OF NOTE

Indenture. This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of January 24, 2013, as supplemented by the Fourth Supplemental Indenture, dated as of November 28, 2017 (as so supplemented, herein called the “Indenture”), among the Company, JMP Group LLC, a Delaware limited liability company, and JMP Investment Holdings LLC, a Delaware limited liability company, as Guarantors, and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $50,000,000.

Place of Payment. Payments of the principal of and interest on the Notes shall be made in U.S. Dollars at the office of the Paying Agent. However, the Company may make any payments in respect of the Notes by check or wire transfer payable in U.S. Dollars. The Company may mail an interest check to the Holder’s last address. Notwithstanding the foregoing, so long as a Note is registered in the name of a Depositary or its nominee, all payments thereon shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

Optional Redemption. The Notes of this series are subject to redemption at the Company’s option, at any time and from time to time, on or after November 28, 2020, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date of redemption. If the date of redemption is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such interest record date, and no additional interest is payable to Holders whose Notes will be subject to redemption by the Company. Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest shall cease to accrue on the Notes or the portions thereof called for redemption.

Except as set forth above, the Notes will not be redeemable by the Company prior to maturity and will not be entitled to the benefit of any sinking fund.

Defaults and Remedies. If an Event of Default with respect to Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Covenants. The Indenture contains customary covenants that require the Company to pay the principal and interest on the Notes when due and provide the Trustee with a copy of the reports that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Denominations, Transfer and Exchange. The Notes of this series are issuable only in registered form, without interest coupons, in denominations of integral multiples of $25. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any transfer or exchange of any Note, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners. Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Miscellaneous. The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state.

All terms used in this Note and not defined herein shall have the meanings assigned to them in the Indenture.

SCHEDULE OF INCREASES OR DECREASES

The following increases or decreases in this Note have been made:

Date of Exchange	Amount of increase in Principal Amount of this Note	Amount of decrease in Principal Amount of this Note	Principal Amount of this Note following each decrease or increase	Signature of authorized signatory of Trustee

EXHIBIT B

FORM OF NOTATION OF GUARANTEE

The Guarantors (as defined in the Fourth Supplemental Indenture, dated as of November 28, 2017, as such may be amended or supplemented, among JMP Group Inc., JMP Group LLC, JMP Investment Holdings LLC and U.S. Bank National Association, as trustee (the “Fourth Supplemental Indenture”)) each hereby, jointly and severally, unconditionally and irrevocably guarantees as a primary obligor and not merely as a surety (such guarantee to be referred to herein as the “Guarantee”), to each of the Holders and to the Trustee and their respective successors and assigns, that (i) the principal of and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise, and interest on the overdue principal, if any, and interest on any interest, if any, to the extent lawful, of the Notes and all other obligations of the Company to the Holders or the Trustee under the Indenture or thereunder will be promptly paid in full or performed, all in accordance with the terms under the Indenture and thereof; and (ii) in case of any extension of time of payment or renewal of any of the Notes or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.4 of the Fourth Supplemental Indenture. The obligations of each Guarantor to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 10 of the Fourth Supplemental Indenture and reference is hereby made to the Fourth Supplemental Indenture for the precise terms of this Guarantee.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Base Indenture, dated as of January 24, 2013, between JMP Group Inc. and U.S. Bank National Association, as Trustee, as amended and supplemented by the Fourth Supplemental Indenture.

No stockholder, officer, director or incorporator, as such, past, present or future, of each Guarantor shall have any liability under this Guarantee by reason of his or its status as such stockholder, officer, director or incorporator.

This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

This Guarantee is subject to release upon the terms set forth in the Indenture.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized signatories.

B-1

GUARANTORS:

JMP GROUP LLC

By:
Name:
Title:

JMP INVESTMENT HOLDINGS LLC

By:
Name:
Title:

B-2